Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 1st, 2005 (the “Effective Date”), by and between Innerworkings, LLC, a Delaware limited liability company (the “Company”), and Scott Frisoni (“Manager”).

1. Employment; Position and Duties. The Company agrees to employ Manager, and Manager agrees to be employed by the Company, upon the terms and conditions of this Agreement. Manager shall be employed by the Company as the Company’s Executive Vice President - Sales reporting to the Chief Executive Officer and/or other Executives that are duly appointed from time to time. In this capacity, Manager agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Manager’s duties shall include all those duties customarily performed by the EVP - Sales, as well as those additional duties commensurate with his position as EVP - Sales that may be reasonably assigned by the Chief Executive Officer or the Company. Manager shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Manager.

2. Term of Employment. This Agreement shall become effective upon the Effective Date. The term of this Agreement shall commence on January 1st, 2005 and shall expire on December 31st, 2007, unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Manager or by the Company’s Chief Executive Officer, Board of Managers and/or Directors, or through a majority vote of the holders of the Company’s Series B Membership Units, at any time, with or without Cause (as defined below). Upon the termination of Manager’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement.

3. Compensation. Manager shall be compensated by the Company for his services as follows:

(a) Base Salary. During the term of this Agreement, Manager shall be paid a base salary (“Base Salary”) of $15,416.66 per month (or $185,000 on an annualized basis), subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Manager’s salary shall be reviewed on an annual basis by the Company for possible increase (but not decrease) based on the Company’s operating results and financial condition, salaries paid to other Company executives, and general marketplace and other applicable considerations. Such increased Base Salary, if any, shall then constitute Manager’s “Base Salary” for purposes of this Agreement.

(b) Benefits. During the term of this Agreement, Manager shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Manager shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c) Bonuses.

(i) Performance Bonus. In addition to the Base Salary, Manager shall be eligible to receive an annual performance bonus (“Performance Bonus”) of up to     –     of his Base Salary. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Company, based upon Manager’s performance of his duties and the Company’s financial performance, as well certain performance targets that are approved by the Managers and/or Directors of the Company. The Performance Bonus shall be paid within 45 days following the end of each fiscal year of the Company.

(d) Expenses. In addition to reimbursement for business expenses incurred by Manager in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Manager for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s).

4. Unit Options. Within thirty days following the execution of this Agreement and Manager’s commencement of work in accordance thereof, Manager shall be granted one or more options to purchase an aggregate of 25,000 A Common Non-Voting Units of the Company (the “Options”) at a purchase price of FMV per Unit. The Units acquired upon exercise of the Options shall be subject to (i) a right of repurchase as defined in the LLC Agreement and/or the 2004 Unit Option Plan and (ii) a right of first refusal which shall terminate upon the completion of the Company’s initial Public Offering (as defined below). In the event that Manager’s employment with the Company is terminated, Manager shall have ninety (90) days following such termination to exercise any vested Options; provided, however, that in the case of termination due to death or disability, such period to exercise shall be six (6) months. Notwithstanding the foregoing, the Options shall not be exercisable after the expiration of their terms. The Options shall vest as follows: Immediately Units on                     , 200   (which options shall be immediately exercisable); and an additional                      Units on                     . Except as provided herein, such Options shall be subject to the terms of the Company’s 2004 Unit Option Plan and the option agreements provided to Manager pursuant to the plan, and Manager’s receipt of the Options shall be subject to his executing such option agreement. A copy of each of the 2004 Unit Option Plan and such option agreement are attached hereto as Exhibit A and Exhibit B, respectively. The number of Units and option price per Unit set forth in this Section 4 shall be adjusted to reflect any Unit splits or Unit dividends after the Effective Date.

5. Benefits Upon Termination.

(a) Termination for Cause or Termination for Other than Good Reason. In the event of the termination of Manager’s employment by the Company for Cause (as defined below), the termination of Manager’s employment by reason of his death or disability, or the termination of Manager’s employment by Manager for any reason other than Good Reason (as defined below), Manager shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), and 4(c) through the date of termination, or in the case of any Options, vested through the date of termination. Any unvested portion of the Options shall thereupon terminate immediately.

For purposes of this Agreement, a termination for “Cause” occurs if Manager’s employment is terminated by the Company for any of the following reasons:

(i) his failure to perform reasonably assigned duties as EVP - Sales of the Company after written notice of such failure and a reasonable opportunity to remedy such failure,

(ii) theft, dishonesty, or falsification of any employment or Company records by Manager;

(iii) the determination by the Company that Manager has committed an act or acts constituting a felony or any act involving moral turpitude;

(iv) the determination by the Company that Manager has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or

(v) the material breach by Manager of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach;

For purposes of this Agreement, a termination for “Good Reason” occurs if Manager terminates his employment for any of the following reasons:

(i) the Company materially reduces Manager’s duties or responsibilities below what is customary for a EVP - Sales of a business that is similar to Company without Manager’s consent;

(ii) the Company requires Manager to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii) the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Manager to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b) Termination Without Cause or Termination for Good Reason. If Manager’s employment is terminated by the Company for any reason other than for Cause or by reason of his death or disability, or if Manager’s employment is terminated by Manager for Good Reason, Manager shall be entitled to:

(i) receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Manager’s employment;

(ii) immediate vesting of the next two (2) full year’s Options as if Manager’s employment had continued for a period of twenty-four months following the termination.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 5(b) unless and until Manager shall have executed a general release and waiver of claims against the Company, consistent with Section 8 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Manager’s rights under this Section 5(b).

(c) Constructive Termination of the Executive’s Employment changes by the Corporation in the Executive’s title, working conditions or duties such that the Executive’s powers are diminished, reduced or otherwise changed to include powers, duties or working conditions which are not generally consistent with the title of the Executives current position. Executive is entitled to 5 (b) (i) and (ii).

6. Change of Control. If, during the three (3) months prior to the public announcement of a proposed Change of Control, or twelve (12) months following a Change of Control, Manager’s employment is terminated by the Company for any reason other than Cause, or terminated by Manager for Good Reason, Manager shall be entitled to, in addition to the compensation and benefits outlined under Section 5(b) above, immediate vesting of the next two (2) full year’s Options as if Manager’s employment had continued for a period of eighteen months following the termination. For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the Company’s 2004 Unit Option Plan.

7. Employee Inventions and Proprietary Rights Assignment Agreement. Manager agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Manager and attached hereto as Exhibit C.

8. Covenants Not to Compete or Solicit. During Manager’s employment and for a period of two (2) years following the termination of Manager’s employment for any reason, Manager shall not, anywhere in the Geographic Area (as defined below), other than on behalf of Company or with the prior written consent of Company, directly or indirectly:

(a) perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange

Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b) induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of Company or solicit the business of any customer or potential customer of Company, whether or not Manager had personal contact with such entity; and

(c) solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of Company or any subsidiary of Company to terminate his or his employment or relationship with Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any printed materials, items, or other products that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 8 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 8 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

9. Equitable Remedies. Manager acknowledges and agrees that the agreements and covenants set forth in Sections 7 and 8 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Manager breaches any of the terms of said covenants, and that in the event of Manager’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Manager accordingly agrees that, in the event of any actual or threatened breach by Manager of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 9 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

10. Dispute Resolution. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Manager and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Manager acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

11. Governing Law. This Agreement has been executed in the State of Illinois, and Manager and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Units, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Manager, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

13. Entire Agreement. This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Manager and the Company regarding the terms and conditions of his employment, with the exception of (i) those provisions of the Company’s 2004 Unit Option Plan incorporated by reference pursuant to Section 4. This Agreement (including the documents described in clauses (i) of this Section 13) supersedes all prior negotiations, representations or agreements between Manager and the Company, whether written or oral, concerning Manager’s employment.

14. No Conflict. Manager represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Manager is a party or by which Manager is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Manager.

15. Validity. Except as otherwise provided in Section 8, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

16. Modification. This Agreement may not be modified or amended except by a written agreement signed by Manager and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Innerworkings, LLC

Date:	January 1, 2005	By:	/s/ Steven E. Zuccarini
		Name:	Steven E. Zuccarini
		Its:	CEO

Date: 1/1/05	/s/ Scott Frisoni
Manager

EXHIBITS TO EMPLOYMENT AGREEMENT

Exhibit A – 2004 Unit Option Plan

Exhibit B – Option Agreement dated as of November 15, 2004

Exhibit C – Employee Inventions and Proprietary Rights Assignment Agreement

Amendment to Agreement for Scott Frisoni:

Date: 7/15/05

The following is hereby amended with the mutual consent of both parties:

All language in Scott’s employment agreement dated 1/1/05 for any options, units, or stock grants during 2005 shall hereby be removed, stricken, and terminated with no further obligation owed on behalf of the Company.

The following new language shall govern:

Scott Frisoni shall be granted 25,000 options to purchase Class A Common Non-Voting Units in Innerworkings, LLC at Fair Market Value to be determined by the Company and its financial advisors over the next several months. All units shall be fully vested upon grant, which shall occur upon the execution of this Amendment. Additional grants, if any, shall be in the sole discretion of the Company.

The following Amendment is hereby agreed to this 15 day of July, 2005:

/s/ Scott Frisoni
Scott Frisoni

/s/ Nick Galassi
InnerWorkings, LLC